Taylor’s & Co. Inc.

May 18, 2005

To:	Barry Lamperd
Lamperd Less Lethal Inc.
From:	Ron Norton
Taylor’s & Co. Inc.
SUBJECT: Letter of Intent

Dear Barry:

Please accept this letter of intent for importing and distribution of Lamperd Less Lethal, Inc.’s firearms and ammunition product line in the United States. We are very excited in this opportunity to include Lamperd Less Lethal, Inc. products in our existing and future distribution network. As we discussed, in addition to the law enforcement and military market, we would like to offer your product line to the retail “home protection” market as well.

Taylor’s & Co., Inc. was originally formed in 1998 under the direction of Sue F. Hawkins and Tammy Loy. The company initially imported various firearms and accessories from Italy. Imports from companies such as Armi Sport, Pietta, Uberti and various accessory manufacturers has contributed to our extensive product line. In addition to the quality imports, we distribute products from various US Firearms manufacturers, which include Hartford Armory, Ruger, and Bond Arms. Quality and customer service have always been the basis of our company policies, and we maintain that goal today.

As members of the NSSF, NASGW and the NRA, Taylor’s & Co. markets their products through dealers and distributors throughout the USA.

At present, we have an established relationship with five major firearms distributors offering over 1800 SKU items which include hundreds of models of imported and US made firearms, parts and accessories. In addition to the major distributor base, we have over 6000 firearms dealers in our dealer-direct program. In addition to our existing distribution network, we would like to develop a mutual arrangement with ALS Technologies, Bull Shoals, Arkansas, and provide them the Defender series products for distribution with their existing network per our agreement in principle with them.

We are prepared and willing to import your “Defender” line of less-lethal firearms and ammunition through either Taylor’s & Co., Inc. and / or Advanced Individual Marksmanship, LLC, dba “AIM”. We presently hold in good standing a FFL License to import and distribute firearms in the United States as Taylor’s & Co., Inc. We will be applying for the appropriate license for the manufacture and distribution of Class III firearms or the necessary classification pending an inspection by the ATF of the Defender and its variants. We are prepared to import a sample or samples of your product line on a Form 6 application for the purpose of inspection and classification.

Should you have any questions, please do not hesitate to contact me at your earliest convenience.

Sincerely,

/s/Roy Norton

Roy Norton

Taylor’s & Co., Inc.

304 Lenoir Drive	Winchester, Va. 22603	540-722-2017	Fax 540-722-2018

www.taylorsfirearms.com